                                                                    EXHIBIT 10.6

                 MANAGEMENT CONTRACT AND CONTRIBUTION AGREEMENT

         This MANAGEMENT CONTRACT AND CONTRIBUTION AGREEMENT ("AGREEMENT") is entered into as of the 4th day of March, 2002, by and between WORLD POKER TOUR, LLC, a Delaware limited liability company (the "COMPANY"), and STEVEN LIPSCOMB, an individual resident of the State of California ("LIPSCOMB").

                                    RECITALS

         A. Lipscomb intends to enter into a joint venture with Lakes Poker Tour, LLC, a Minnesota limited liability company and a wholly-owned subsidiary of Lakes Gaming, Inc., pursuant to the terms of the Company's proposed Limited Liability Company Agreement.

         B. Lipscomb desires to provide certain services to the Company in exchange for 15,000 units of membership interest in the Company and certain management fees.

         C. Lipscomb and the Company desire to set forth their agreement regarding Lipscomb's contribution of services to the Company, which shall be deemed in part a capital contribution and in part services provided in exchange for a management fee.

                                    AGREEMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. SERVICES. Lipscomb agrees to act as Chief Executive Officer (also known as Chief Manager) of the Company during the term of this Agreement. Subject to any future organizational changes that may be made in the discretion of the Board of Governors, all employees of the Company shall report to the Chief Executive Officer. Lipscomb shall devote full business time and best efforts to the performance of his duties as an executive manager for the Company and will be in charge of all day to day operating decisions of the Company.

         2. MANAGEMENT FEE. The Company shall pay to Lipscomb a management fee in the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00) per annum, payable in equal monthly payments of Sixteen Thousand Six Hundred Sixty-Six and 66/100 Dollars ($16,666.66) (the "MANAGEMENT FEE"). The parties agree that the Management Fee shall be deemed a guaranteed payment to a partner pursuant to regulations promulgated under the Internal Revenue Code of 1986, as amended. The parties agree that Lipscomb shall be paid the Management Fee from and after February 25, 2002 notwithstanding that this agreement is dated as of March 4, 2002.

         3. BONUSES. In addition to the Management Fee, Lipscomb shall be entitled to a bonus in the event the Company achieves revenues at least equal to the threshold set forth below on or before the annual Season End (as defined below) as follows:

SEASON ONE

REVENUES                                                 BONUS
--------------                                          -------
(A) $2,112,000                                          $25,000
(B) $3,568,000                                          $50,000

SEASON TWO

REVENUES                                                 BONUS
----------                                              -------
$5,028,000                                              $50,000

Bonus (B) above is an alternative to, and not in addition to, Bonus A. Season One revenues shall be measured from the Season Beginning (as defined below) of the Company's first annual season through the first Season End. Season Two revenues shall be measured from the Season Beginning of the Company's second annual season through the second Season End. As used herein, "SEASON BEGINNING" shall mean the date the first dollars are billed from the first broadcast of the first poker tournament of the season. "SEASON END" shall mean the date the last dollars are billed and collected from the second broadcast of the last poker tournament of the season. Such bonus shall be paid by the Company to Lipscomb promptly upon achievement of the revenue threshold and collection of the revenues with respect thereto.

         In addition to the bonuses set forth above, the Company's Compensation Committee may, in its sole discretion, distribute to Lipscomb additional bonus(es) pursuant to the terms of the Company's Limited Liability Company Agreement attached hereto as EXHIBIT A (the "LLC AGREEMENT").

         4. BENEFITS. Lipscomb shall be entitled to receive or participate in any additional "fringe" benefits generally provided to the Company's managers, including but not limited to insurance programs and any pension and profit-sharing plans (the "BENEFITS"). In the event Lipscomb is ineligible to participate in the Company's health insurance program, the Company will reimburse Lipscomb up to the amount it would have paid on Lipscomb's behalf had he been eligible to participate in such health insurance program. It is acknowledged that the Company shall have the right, in its sole discretion, to terminate any such plans or benefits or modify their nature and extent from time to time. The Company shall reimburse Lipscomb for all reasonable budgeted business expenses.

         5. UNITS OF MEMBERSHIP INTEREST.

                  A. UNIT GRANT. Upon Lipscomb's execution and delivery of the LLC Agreement, the Company shall record in its required records under Delaware law that Lipscomb is entitled to Fifteen Thousand (15,000) Units of membership interest in the Company ("LIPSCOMB'S UNITS"), subject to the vesting and forfeiture provisions set forth below and the terms of the LLC Agreement. Three

         Thousand Seven Hundred Fifty (3,750) of Lipscomb's Units shall vest on each of February 25, 2003, February 25, 2004 and February 25, 2005; provided, however, that in the event (i) this Agreement is terminated without Cause (as defined in Section 6 hereof), (ii) this Agreement is not renewed pursuant to Section 8 hereof on terms at least as favorable to Lipscomb as the terms of this Agreement, or (iii) there is a Change of Control (as defined below), then all non-vested Lipscomb's Units shall vest immediately. This Agreement shall constitute a contribution agreement as defined in the LLC Agreement and the Delaware Limited Liability Company Act. "Change of Control" shall mean (i) any "Person" or "Persons" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act")) (other than the Company, any present owner, any employee benefit plan of the Company, any employee stock ownership plan or similar plan, or Lyle Berman, any of his Family members, or any trust or entity controlled by or having as a beneficiary, Lyle Berman or any of his Family members) becomes a beneficial owner of membership interests of the Company representing 50% or more of the voting power of all of the Company's then outstanding membership interests; or a transaction is consummated pursuant to which the sale of all, or substantially all, of the assets of the Company or the liquidation or dissolution of the Company is effected; (ii) any "Person" or "Persons" (other than Lyle Berman, any of his Family members, or any trust or entity controlled by or having as a beneficiary, Lyle Berman or any of his Family members) becomes a beneficial owner of units or membership interests of Lakes Poker Tour, LLC representing 50% or more of the voting power of all of Lakes Poker Tour, LLC then outstanding units or membership interests; or the members of Lakes Poker Tour, LLC approve the sale of all, or substantially all, of the assets of Lakes Poker Tour, LLC or the liquidation or dissolution of Lakes Poker Tour, LLC and such transaction is consummated; or (iii) the merger, consolidation or reorganization of the Company or Lakes Poker Tour, LLC with any other entity other than an entity in which Lyle Berman, any of his Family members, or any trust or entity controlled by or having as a beneficiary, Lyle Berman or any of his Family members. For purposes of this Section, beneficial ownership by a person or group of persons shall be determined in accordance with Regulation 13D (or similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. "Family" means an individual, his or her spouse, his or her Direct Lineal Descendants and his or her direct ancestors. For purposes of this Agreement "direct ancestors" means parents, grandparents, great grandparents and so on, by natural birth or legal adoption including any illegitimate child (if acknowledged by the child's parent). "Direct Lineal Descendants" means children, grandchildren, great grandchildren and so on, by natural birth or legal adoption including any illegitimate child (if acknowledged by the child's parent) and any of the direct lineal descendants of any of the foregoing.

                  B. FORFEITURE. All non-vested Lipscomb's Units shall be immediately forfeited (i) in the event that this Agreement is terminated for Cause; or (ii) had such non-vested Lipscomb's Units been vested, such Units would have been subject to sale pursuant to Section 5.5 of the LLC Agreement. All vested Lipscomb's Units that have vested due to the termination of this Agreement without Cause or non-renewal of this Agreement shall also be subject to sale pursuant to Section 7 hereof or Section 5.5 of the LLC Agreement.

                  C. PROFITS INTEREST. Lipscomb agrees that Lipscomb's Units shall represent a profits interest in the Company and that he will not share pro rata in the proceeds of any dissolution of the Company until Lakes Poker Tour, LLC has recovered the amount of its original capital contribution to the Company. Lipscomb specifically agrees to the terms of Section 16.2 of the LLC Agreement.

         6. TERMINATION. Unless earlier terminated as provided below, this Agreement shall terminate on February 25, 2004 (the "SECOND ANNIVERSARY"). The Company shall have the right to terminate this Agreement at any time with or without Cause (as defined below) upon written notice to Lipscomb. If the Company terminates this Agreement without Cause, however, it shall be obligated to pay to Lipscomb any unpaid portion of the Management Fee, payable in equal monthly installments as set forth above (without any duty to mitigate), and to provide the Benefits to Lipscomb until the Second Anniversary. As used herein, "Cause" shall mean (i) gross negligence of Lipscomb, (ii) willful and continued failure by Lipscomb to substantially perform his duties as reasonably assigned, (iii) indictment of Lipscomb for a criminal offense relating to theft or embezzlement from the Company, which charges are not dismissed, or of which Lipscomb is not acquitted, within one (1) year; or (iv) indictment of Lipscomb for any felony offense, which charges are not dismissed, or of which Lipscomb is not acquitted, within six (6) months. In the event Lipscomb is indicted with a criminal offense as set forth in clause (iii) or (iv) above, the Company shall have the right to suspend Lipscomb (without pay, benefits and vesting) from active participation in the management of the Company pending resolution of such charges.

         7. NON-SOLICITATION / TRADE SECRETS.

         A. DEFINITIONS. As hereinafter used in this Agreement, the following terms shall have the following meanings:

                  (i) The term "BUSINESS" shall mean any business which is involved in any respect with the televising of or internet broadcasting of the game of poker.

                  (ii) The term "CONFIDENTIAL INFORMATION" means information developed by Lipscomb as a result of his consulting, work or services with, for, on behalf of or in conjunction with the Company, including processes and products, know-how, formulas, product ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company. All information disclosed to Lipscomb, or to which Lipscomb obtains access, whether originated by Lipscomb or others, which is treated by the Company as Confidential Information, or which Lipscomb has reasonable basis to believe is

         Confidential Information, will be presumed to be Confidential Information. The term Confidential Information will not apply to any information which (i) Lipscomb can establish by documentation was known to him prior to receipt by him from the Company; (ii) is lawfully disclosed to Lipscomb by a third party not deriving the same from the Company; or (iii) is presently in the public domain or becomes a part of the public domain through no fault of Lipscomb.

                  (iii) "INVENTIONS" means discoveries, improvements, inventions, ideas and works of authorship (whether patentable or copyrightable) conceived or made by Lipscomb, either solely or jointly with others, relating to any consultation, work or services performed by Lipscomb with, for, or on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

                  (iv) "RESTRICTED PERIOD" means the period commencing on the date hereof and ending on the earliest to occur of (A) one year after Lipscomb separates from the Company for any reason, (B) three months after the Early Termination Date (as defined in the Loan Agreement), or (C) the time the Company ceases to continue to conduct the Business; provided that, if Lipscomb violates the covenants contained in this Section 7, the Restricted Period shall be extended for an added period equal to the duration of the period of such violation.

                  (v) "TRADE SECRET" means information, including a formula, pattern, compilation, program, device, method, technique or process that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; or
         (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         B. INVENTIONS. With respect to Inventions (irrespective of whether such Inventions are made on particular days during which Lipscomb consults, works, or renders any service with, for, or to the Company), Lipscomb agrees that any Invention shall be the sole and exclusive property of the Company and further agrees:

                  (i) to promptly and fully inform the Company in writing of such Inventions;

                  (ii) to assign to the Company all of his rights to such Inventions, and to applications for patents and/or copyright registrations and to patents and/or copyright registrations granted upon such Inventions in the United States or in any foreign country; and

                  (iii) to acknowledge and promptly deliver to the Company (without charge to the Company but at the expense of the Company) such written instruments and do such other acts as may be necessary, in the opinion of the

         Company, to obtain and maintain patents and/or copyright registrations and to vest the entire right and title thereto in the Company.

In the event the Company reasonably believes Lipscomb is in violation of this
Section 7B, the Company shall give Lipscomb fifteen (15) days prior written notice of such violation and if Lipscomb has not demonstrated to the Company's satisfaction that it has cured such violation within such fifteen (15) day period, the Company may treat such violation as a breach of this Agreement.

         C. NON-SOLICITATION. During the Restricted Period, Lipscomb will not, without the Company's prior written consent (which may be withheld with or without reason), directly or indirectly for himself or on behalf of any other person or entity (except the Company): (i) recruit, solicit or hire as employee, consultant, independent contractor or in any other capacity whatsoever; (ii) enter into any other business relationship (including, without limitation, as partners, joint venturers, guarantors, business associates, investors, financiers, owners of a corporation or other business organization, entity or enterprise) with; or (iii) request, induce, advise or encourage a termination of employment by, any employee of the Business during the term hereof. In the event the Company reasonably believes Lipscomb is in violation of this Section 7C, the Company shall give Lipscomb fifteen (15) days prior written notice of such violation and if Lipscomb has not demonstrated to the Company's satisfaction that it has cured such violation within such fifteen (15) day period, the Company may treat such violation as a breach of this Agreement.

         D. CONFIDENTIAL INFORMATION. Except as required by Lipscomb's employment by the Company, Lipscomb will hold any Confidential Information in the strictest of confidence and never use, disclose or publish any Confidential Information without the prior written express permission of the Company. Lipscomb agrees to maintain control over any Confidential Information obtained and restrict access thereto to those of Lipscomb's fellow employees, agents or other associated parties who have a need to use such Confidential Information for the intended purpose. Lipscomb agrees to advise and inform any party to whom Lipscomb has provided access to the Confidential Information of its confidential nature and Lipscomb agrees to ensure that such associated parties be bound by the terms and obligations of a confidentiality agreement in form and substance approved by the Company, if requested to do so by the Company's Board of Governors.

         E. TRADE SECRETS. Lipscomb shall not directly or indirectly use or disclose any Trade Secrets to or for the benefit of anyone other than the Company.

         F. REMEDIES. Because the breach or anticipated breach of the restrictive covenants set forth in this Section 7 would result in immediate and irreparable harm and injury to the Company, for which it will not have an adequate remedy at law, the Company will be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which the Company may be entitled. If the Company is made or shall become a party to any litigation, commenced by or against Lipscomb involving the enforcement of this Agreement, then the nonprevailing party in such litigation shall pay and be solely responsible for any and all costs incurred by the prevailing party in connection with such litigation, including the costs, fees, and reasonable expenses of any and all attorney's fees. In addition to the foregoing, in the event it is finally determined by a court of competent jurisdiction that Lipscomb breaches Section 7C hereof, all vested Lipscomb's Units shall be immediately forfeited.

         8. EXTENSION OF TERM. At least six (6) months prior to the Second Anniversary, the parties hereto shall engage in commercially reasonable best efforts to negotiate an extension of this Agreement for an additional two-year period.

         9. SURVIVAL. Sections 5, 6, and 7 hereof shall survive the termination of this Agreement.

         10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Minnesota, without regard to the conflict of laws provisions thereof, except that the Delaware Limited Liability Company Act shall govern this Agreement where applicable. Any and all actions or proceedings seeking to enforce any provision of, or based upon any right arising out of, this Agreement may only be brought against a party in the district courts of the State of Minnesota (sitting at Minneapolis, Minnesota) or in the United States District Court sitting in Minneapolis, Minnesota, and each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue therein.

         11. COUNTERPART FAXES. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one document. Faxed signatures shall be deemed originals.

         IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the date first set forth above.

COMPANY:                                         LIPSCOMB:

WORLD POKER TOUR, LLC

By: /s/ Timothy Cope                             /s/ Steven Lipscomb
    ----------------                             ---------------------------
    Its: Chief Financial Manager                 Steven Lipscomb